Exhibit 99.1

Financial Results for the Year Ended December 31, 2020 (Unaudited)

February 12, 2021

Company Name:	Techpoint, Inc.
Listed Exchange:	Mothers market of the Tokyo Stock Exchange
Identification Code:	6697
Website URL:	www.techpoint.co.jp
Representative:	Fumihiro Kozato, President and Chief Executive Officer
Contact:	Hiroki Yomogita, Vice President Corporate Marketing
President of Techpoint Japan KK
03-6205-8405
Expected Date of Annual Shareholders Meeting:	June 3, 2021
Expected Date of Annual Securities Report Filing:	March 12, 2021
Expected Date of Dividend Payment:	Not Applicable
Supplementary Materials for Financial Results:	Included
Earnings Announcement for Financial Results:	Included

1.	Financial Results for the Year Ended December 31, 2020 (January 1, 2020 to December 31, 2020)

(1)	Consolidated Operating Results

(Unit: thousands, % change as compared to the previous year)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ended December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2020	$34,339	7.2%	$3,698	54.4%	$3,916	59.9%	$3,342	52.3%	$4,610	33.2%
	¥3,554,087		¥382,743		¥405,306		¥345,897		¥477,135
2019	$32,027	3.0%	$2,395	32.0%	$2,449	19.8%	$2,194	16.4%	$3,461	10.1%
	¥3,314,795		¥247,883		¥253,472		¥227,079		¥358,214

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥103.50 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2020. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior periods, which is permitted according to the current disclosure requirements for Tanshin in Japan.

The Company’s comprehensive income for the year ended December 31, 2020 and 2019 was $3.4 million (¥351.7 million, 55.9%) and $2.2 million (¥225.5 million, 15.6%), respectively. The Company’s non-GAAP operating income for the year ended December 31, 2020 was $5.2 million (¥536.5 million) based on the exclusion of stock-based compensation of $1.5 million (¥153.8 million). The Company’s non-GAAP net income for the year ended December 31, 2020 was $4.6 million (¥477.1 million) based on the exclusion of stock-based compensation of $1.5 million (¥153.8 million) and the relating income tax impact based on a 14.66% effective tax rate. The Company’s non-GAAP operating income for the year ended December 31, 2019 was $3.8 million (¥394.3 million) based on the exclusion of stock-based compensation of $1.4 million (¥146.5 million). The Company’s non-GAAP net income for the year ended December 31, 2019 was $3.5 million (¥358.2 million) based on the exclusion of stock-based compensation of $1.4 million (¥146.5 million) and the relating income tax impact based on a 10.44% effective tax rate.

(Unit: $ or ¥, except for % data)

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS	Ratio of Net Income to Equity	Ratio of Income Before Tax to Total Assets	Operating Margin
2020	$0.19	$0.19	$0.26	$0.26	9.6%	9.6%	10.8%
	¥20	¥20	¥27	¥27
2019	$0.13	$0.12	$0.20	$0.19	7.2%	7.1%	7.5%
	¥13	¥12	¥21	¥20
(2)	Consolidated Financial Position

(Unit: thousands, except per share and % data)

Year Ended December 31,	Total Assets	Net Assets	Total Stockholders' Equity	Stockholders' Equity Ratio	Stockholders' Equity Per Share
2020	$43,219	$37,373	$37,373	86.5%	$2.11
	¥4,473,167	¥3,868,106	¥3,868,106		¥218
2019	$38,546	$32,380	$32,380	84.0%	$1.86
	¥3,989,511	¥3,351,330	¥3,351,330		¥193
(3)	Consolidated Cash Flows

(Unit: thousands)

Year Ended December 31,	Net Cash Provided by Operating Activities	Net Cash Used in Investing Activities	Net Cash Provided by Financing Activities	Cash and Cash Equivalents
2020	$2,725	$(2,093)	$61	$12,084
	¥282,038	¥(216,626)	¥6,313	¥1,250,694
2019	$3,417	$(18,053)	$86	$11,391
	¥353,660	¥(1,868,486)	¥8,901	¥1,178,969

2.	Dividends

(Unit: $ or ¥, except for % data)

	Annual Dividend							Ratio of Total Dividends
Year Ended December 31,	First Quarter	Second Quarter	Third Quarter	Year- End	Total	Total Dividends	Payout Ratio	to Net Assets
2019	$-	$-	$-	$-	$-	$-	-	-
2020	$-	$-	$-	$-	$-	$-	-	-
2021 (Forecast)	$-	$-	$-	$-	$-	$-	-	-

3.	Forecasted Operating Results for the Year Ending December 31, 2021 (January 1, 2021 to December 31, 2021)

	Revenue		Income from Operations		Income Before Income Taxes		Net Income		Non-GAAP Net Income
Year Ending December 31,	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change	Amount	% Change
2021	$45,954	33.8%	$7,174	94.0%	$7,154	82.7%	$5,934	77.6%	$7,222	56.7%
	¥4,756,239		¥742,509		¥740,439		¥614,169		¥747,477

(Unit: thousands, except per share and % data)

Year Ending December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2021	$0.33	$0.32	$0.40	$0.39
	¥34	¥33	¥41	¥40

The forecasted basic and diluted Earnings Per Share, or EPS, for the year ending December 31, 2021 was computed using a forecasted weighted average shares outstanding for the year ending December 31, 2021. The forecasted non-GAAP figures exclude stock-based compensation of $1.3 million (¥133.4 million) net of the relating income tax impact based on a 17.05% effective tax rate.

The Company’s forecasts are made in U.S. dollars.

4.	Notes

(1)	Changes in subsidiaries during the period: Not Applicable
(2)	Changes in accounting policies
1.	Due to codification revisions: None
2.	Due to other reasons: None
(3)	Stock information:

	December 31, 2020	December 31, 2019
Common stock	17,690,062	17,449,572
Treasury stock	—	—
Weighted average shares outstanding in computing net income per share	17,587,804	17,283,133
(4)	The following table shows the difference between the revised forecasted financial results disclosed on November 6, 2020 vs. the actual financial results for the year ended December 31, 2020.

	Revenue	Income from Operations	Income Before Income Taxes	Net Income	Non-GAAP Net Income
Year Ended December 31,	Amount	Amount	Amount	Amount	Amount
2020 Forecast	$32,323	$2,572	$2,804	$2,271	$3,528
	¥3,345,431	¥266,202	¥290,214	¥235,049	¥365,148
2020 Actual	$34,339	$3,698	$3,916	$3,342	$4,610
	¥3,554,087	¥382,743	¥405,306	¥345,897	¥477,135
Amount Change	$2,016	$1,126	$1,112	$1,071	$1,082
	¥208,656	¥116,541	¥115,092	¥110,848	¥111,987
Percentage Change	6.2%	43.8%	39.7%	47.2%	30.7%
2019 Actual	$32,027	$2,395	$2,449	$2,194	$3,461
	¥3,314,795	¥247,883	¥253,472	¥227,079	¥358,214

Year Ended December 31,	Basic EPS	Diluted EPS	Non-GAAP Basic EPS	Non-GAAP Diluted EPS
2020 Forecast	$0.12	$0.12	$0.19	$0.19
	¥12	¥12	¥20	¥20
2020 Actual	$0.19	$0.19	$0.26	$0.26
	¥20	¥20	¥27	¥27
Amount Change	$0.07	$0.07	$0.07	$0.07
	¥8	¥8	¥7	¥7
Percentage Change	58.3%	58.3%	36.8%	36.8%
2019 Actual	$0.13	$0.12	$0.20	$0.19
	¥13	¥12	¥21	¥20

Audit Procedures:

This Tanshin is not in the scope of audit procedures by the Company’s independent auditors under the Financial Instruments and Exchange Act of Japan. Additionally, as of the date of this Tanshin, audit procedures performed in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) in the United States have yet to be completed. The Company’s independent auditors have not compiled or been involved in the preparation of the forecasted financial results for the year ending December 31, 2021. Accordingly, they assume no responsibility for the accuracy or presentation of this information.

Forward Looking Statements:

The Tanshin includes forward-looking statements that involve a number of risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual results may differ from those anticipated or expressed in these forward-looking statements as a result of various factors. All statements other than statements of historical facts contained in the Tanshin, including statements regarding the Company’s future results of operations and financial position, strategy and plans, and the Company’s expectations for future operations, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and trends that we believe may affect the Company’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in the Tanshin may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Any forward-looking statement made by the Company in the Tanshin speaks only as of the date on which it is made. The Company disclaims any duty to update any of these forward-looking statements after the date of the Tanshin, except as required by law.

Investors Meeting:

The investor meeting for holders of the Company’s Japanese depositary shares, or JDSs, is scheduled for early June 2021 in Tokyo. Please refer to the Company’s website for details on its planned Investors Meetings.

Appendix Index

The Company’s consolidated financial statements are prepared in U.S. dollars. For amounts disclosed in Japanese yen, an exchange rate of ¥103.50 Japanese yen to $1.00 U.S. dollar was used based on the Telegraphic Transfer Middle Rate quoted by Mitsubishi UFJ Financial Group’s official index as of December 30, 2020. This rate is also used for amounts disclosed in Japanese yen for prior periods in order to exclude the impact from the change in foreign currency exchange rates when comparing financial results in the current period to those in the prior periods, which is permitted according to the current disclosure requirements for Tanshin in Japan. The Company’s JDSs are traded on the Mothers market of the Tokyo Stock Exchange. Each JDS represents one share of common stock.

1.	Management’s Discussion and Analysis

(1)	Comparison of the Year Ended December 31, 2020 and December 31, 2019

Revenue

Revenue increased by $2.3 million (¥239 million), or 7.2% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This was mainly due to a $7.4 million (¥764 million) increase in automotive market revenue resulting from a 104% increase in volume of shipments offset by a decrease in average selling price attributable to product mix. This increase in automotive market revenue was partially offset by a $5.1 million (¥525 million) decrease in security surveillance market revenue due to a 22% decrease in volume of shipments combined with a decrease in average selling price attributable to product mix.

We have determined that pricing of our products remains stable in our target markets.  Fluctuation in our overall average selling price is directly attributable to changes in product mix given the natural pricing variation of the products in our portfolio. When the product mix shifts towards the higher priced products in our portfolio, the average selling price will be higher than when the product mix shifts towards the lower price point products.

Revenue by geographic region

The table below sets forth the major components of the change in revenue by geographic region for the year ended December 31, 2020 and 2019:

	Year Ended
	December 31,
	2020	2019
China	64%	73%
Taiwan	19	13
South Korea	14	11
Japan	2	3
Other	1	-
Total revenue	100%	100%

Cost of revenue and gross margin

Cost of revenue decreased $0.3 million (¥26 million), or 1.6%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. Gross margin increased to 53% for the year ended December 31, 2020 from 49% for the year ended December 31, 2019. Cost of revenue decreased mainly due to a $1.1 million (¥110 million) decrease as a result of a decrease in inventory write-down, increased utilization of previously reserved inventory, decreased warranty expense, and product mix, partially offset by a $0.8 million (¥83 million) increase in cost of goods sold primarily driven by a 16% increase in volume of shipments. Gross margin was positively impacted by these changes.

We expect gross margins to fluctuate in future periods due to changes in customer and product mix, average unit selling prices, manufacturing costs, adjustments to inventory, if any, and end market product demand.

Research and development expense

Research and development expense increased $0.8 million (¥80 million), or 12.0%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase was primarily due to a $1.0 million (¥108 million) increase in tape-out expenses associated with the development of new products, partially offset by a $0.4 million (¥44 million) decrease in external design fees and software costs.

Selling, general and administrative expense

Selling, general and administrative expense increased by $0.5 million (¥51 million), or 7.2%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase was primarily due to a $0.8 million

(¥80 million) increase mainly in personnel costs and professional service fees because of additional administrative efforts with operating as a U.S. company that is publicly traded in Japan, insurance and rent, partially offset by a $0.3 million (¥29 million) decrease in marketing activities due to lower trade show costs and lower travel expenses.

Other income - net

Other income - net for the year ended December 31, 2020 increased by $0.2 million (¥17 million), or 304% as compared to the year ended December 31, 2019 primarily due to the net interest income from investments.

Provision for income taxes

The provision for income taxes increased by $0.3 million (¥33 million), or 125.1%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in the provision for income taxes was primarily due to an increase in taxable income.

Net Income

As a result of the foregoing, net income increased by $1.1 million (¥119 million), or 52.3%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019.

(2)	Liquidity and Capital Resources

Our cash, cash equivalents and short-term investments as of December 31, 2020 were $29.7 million (¥3,069 million). We believe our existing cash, cash equivalents, short-term investments and cash we expect to generate from operations will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Operating Activities

During the year ended December 31, 2020, net cash provided by operating activities was $2.7 million (¥282 million), primarily due to net income of $3.3 million (¥346 million) and non-cash charges of $2.9 million (¥302 million) primarily driven by stock-based compensation, noncash lease expense, depreciation and amortization, and provision for excess inventories, partially offset by cash outflow from the net change in operating assets and liabilities of $3.5 million (¥365 million). The cash outflow from the net change in operating assets and liabilities was primarily due to a $3.0 million (¥312 million) cash outflow in inventory due to unit production exceeding product sales during the period, a $0.6 million (¥66 million) cash outflow in customer deposits due to timing of customer payments and a $0.6 million (¥57 million) cash outflow in other liabilities driven by the change in operating lease liabilities, partially offset by $0.5 million (¥57 million) cash inflow in accrued expenses and $0.3 million (¥34 million) cash inflow in prepaid expenses due to timing of payments to vendors.

Investing Activities

During the year ended December 31, 2020, cash used in investing activities was $2.1 million (¥217 million) primarily due to a $12.6 million (¥1,303 million) cash outflow driven by the purchase of debt securities, and a $0.5 million (¥53 million) cash outflow due to purchases of property and equipment, partially offset by a $11.0 million (¥1,139 million) cash inflow due to proceeds from maturities of debt securities.

Financing Activities

During the year ended December 31, 2020, cash provided by financing activities was $0.1 million (¥6 million) primarily due to net proceeds from the exercise of stock options, partially offset by payments for shares withheld for tax withholdings on vesting of restricted stock units.

(3)	Forecast for the Year Ending December 31, 2021

The following assumptions are used for the Forecasted Consolidated Results of Operations for the year ending December 31, 2021.

As a result of careful consideration of the current worldwide capacity constrains in semiconductor manufacturing, we are forecasting $45.9 million (¥4,756 million) of revenue for the year ending December 31, 2021, an increase of 33.8% from $34.3 million (¥3,554 million) in 2020. Although higher revenue could possibly be achieved if the Company could secure additional manufacturing capacity, this would likely come with a further increase in cost that could result in our raising our prices to our customers.  Our projected revenue for the year ending December 31, 2021 does not include revenue from the newly developed CMOS Image Sensor or the Door Phone products due to the worldwide production capacity constraints in semiconductor manufacturing.

In the automotive market, we expect that our revenue for the year ending December 31, 2021 will increase to approximately $20.4 million (¥2,111 million) from $18.2 million (¥1,887 million) in the current year, or 12.1%, primarily as a result of multiple new design-wins obtained from manufacturers in prior quarters migrating to volume production.

As manufacturers begin to recover from the market downturn, we expect continued increase in our revenue within the automotive market if worldwide capacity constrains in semiconductor manufacturing does not intensify.

In the security surveillance market, we expect that our revenue for the year ending December 31, 2021 will increase to approximately $25.5 million (¥2,639 million) from $16.1 million (¥1,667 million) in the current year, or 58.4%, primarily as a result of increased revenue from our image signaling processor products as a result of more derivative projects of customers migrating to production and revenue from our receiver products stabilizing. Although the rate of growth in the analog camera market is slowing, potentially due to the impact of the COVID-19 pandemic, we are gradually increasing our market share. We expect to begin shipping samples of the newly developed CMOS Image Sensor product in 2021, however, quantities may be limited due to the current worldwide production capacity constraints in semiconductor manufacturing.

Since it is difficult to predict the future spread of COVID-19 and the timing of its cessation, the Company has calculated the forecast figures based on the assumption that COVID-19 will continue to have the same level of impact during fiscal 2021 as it does at present.

(4)	Dividends

Dividend Policy

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. In addition, our ability to pay cash dividends on our capital stock could be restricted by the terms of any future debt financing arrangement.

Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. If we pay any dividends, including the fees and expenses payable thereunder, we will pay JDS holders to the same extent as holders of our common stock, subject to the terms of the August 31, 2017 trust agreement between the Company; Mizuho Securities Co., Ltd.; Mitsubishi UFJ Trust and Banking Corporation; and The Master Trust Bank of Japan, Ltd.

2021 Dividend Forecast

We do not expect to declare or pay cash dividends for the year ending December 31, 2021.

2.	Accounting Policy Changes

None.

3.	Consolidated Financial Statements and Supplementary Data (Unaudited)

(1)	Consolidated Balance Sheets

(Unit: thousands, except share data)

	December 31, 2020		December 31, 2019
	$	¥	$	¥
Assets
Current assets:
Cash and cash equivalents	$12,084	¥1,250,694	$11,391	¥1,178,969
Short-term investments	17,567	1,818,185	9,475	980,663
Accounts receivable	118	12,213	107	11,075
Inventory	8,901	921,254	6,048	625,967
Prepaid expenses and other current assets	614	63,548	875	90,562
Total current assets	39,284	4,065,894	27,896	2,887,236
Property and equipment - net	647	66,965	535	55,373
Deferred tax assets	588	60,858	677	70,070
Lease assets	959	99,257	1,058	109,503
Other assets	1,741	180,193	8,380	867,329
Total assets	$43,219	¥4,473,167	$38,546	¥3,989,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,457	¥150,799	$1,535	¥158,872
Accrued liabilities	2,523	261,130	2,012	208,241
Liability related to early exercised stock options	19	1,967	67	6,935
Customer deposits	735	76,073	1,371	141,899
Lease liabilities	720	74,520	549	56,822
Total current liabilities	5,454	564,489	5,534	572,769
Other liabilities	392	40,572	632	65,412
Total liabilities	5,846	605,061	6,166	638,181
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001 per share - 5,000,000 shares authorized as of December 31, 2020 and 2019; nil shares issued and outstanding as of December 31, 2020 and 2019.	—	—	—	—
Common stock, par value $0.0001 per share - 75,000,000 shares authorized as of December 31, 2020 and 2019; 17,690,062 and 17,449,572 shares issued and outstanding as of December 31, 2020 and 2019, respectively	2	207	2	207
Additional paid-in-capital	22,523	2,331,131	20,928	2,166,048
Accumulated other comprehensive income (loss)	41	4,243	(15)	(1,553)
Retained earnings	14,807	1,532,525	11,465	1,186,628
Total stockholders’ equity	37,373	3,868,106	32,380	3,351,330
Total liabilities and stockholders’ equity	$43,219	¥4,473,167	$38,546	¥3,989,511

(2)	Consolidated Statements of Operations and Comprehensive Income

(Unit: thousands, except share and per share data)

	Year Ended December 31, 2020		Year Ended December 31, 2019
	$	¥	$	¥
Revenue	$34,339	¥3,554,087	$32,027	¥3,314,795
Cost of revenue	16,132	1,669,662	16,387	1,696,055
Gross profit	18,207	1,884,425	15,640	1,618,740
Operating expenses
Research and development	7,244	749,754	6,468	669,438
Selling, general and administrative	7,265	751,928	6,777	701,419
Total operating expenses	14,509	1,501,682	13,245	1,370,857
Income from operations	3,698	382,743	2,395	247,883
Other income - net	218	22,563	54	5,589
Income before income taxes	3,916	405,306	2,449	253,472
Income taxes	574	59,409	255	26,393
Net income	$3,342	¥345,897	$2,194	¥227,079
Basic	$0.19	¥20	$0.13	¥13
Diluted	$0.19	¥20	$0.12	¥12
Weighted-average shares outstanding in computing net income per share:
Basic	17,587,804		17,283,133
Diluted	17,929,541		17,875,971
Comprehensive income:
Net income	$3,342	¥345,897	$2,194	¥227,079
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on available-for-sale debt securities	56	5,796	(15)	(1,552)
Comprehensive income	$3,398	¥351,693	$2,179	¥225,527

(3)	Consolidated Statements of Stockholders’ Equity

(Unit: thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Retained	Total Stockholders'
	Shares	Amount	Capital	Income (Loss)	Earnings	Equity
Balances as of December 31, 2018	17,130,507	$2	$19,358	$—	$9,271	$28,631
		¥207	¥2,003,553	¥—	¥959,549	¥2,963,309
Other comprehensive loss - unrealized loss on available-for-sale debt securities	—	$—	$—	$(15)	$—	$(15)
		¥—	¥—	¥(1,553)	¥—	¥(1,553)
Issuance of common stock upon exercise of stock options and vesting of early exercised options	249,848	$—	$243	$—	$—	$243
		¥—	¥25,150	¥—	¥—	¥25,150
Issuance of common stock upon vesting of restricted stock units	82,600	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(13,383)	$—	$(88)	$—	$—	$(88)
		¥—	¥(9,108)	¥—	¥—	¥(9,108)
Stock-based compensation	—	$—	$1,415	$—	$—	$1,415
		¥—	¥146,453	¥—	¥—	¥146,453
Net income	—	$—	$—	$—	$2,194	$2,194
		¥—	¥—	¥—	¥227,079	¥227,079
Balances as of December 31, 2019	17,449,572	$2	$20,928	$(15)	$11,465	$32,380
		¥207	¥2,166,048	¥(1,553)	¥1,186,628	¥3,351,330
Other comprehensive income - unrealized gain on available-for-sale debt securities	—	$—	$—	$56	$—	$56
		¥—	¥—	¥5,796	¥—	¥5,796
Issuance of common stock upon exercise of stock options and vesting of early exercised options	123,817	$—	$224	$—	$—	$224
		¥—	¥23,185	¥—	¥—	¥23,185
Issuance of common stock upon vesting of restricted stock units	141,175	$—	$—	$—	$—	$—
		¥—	¥—	¥—	¥—	¥—
Shares repurchased for tax withholdings on vesting of restricted stock units	(24,502)	$—	$(115)	$—	$—	$(115)
		¥—	¥(11,903)	¥—	¥—	¥(11,903)
Stock-based compensation	—	$—	$1,486	$—	$—	$1,486
		¥—	¥153,801	¥—	¥—	¥153,801
Net income	—	$—	$—	$—	$3,342	$3,342
		¥—	¥—	¥—	¥345,897	¥345,897
Balances as of December 31, 2020	17,690,062	$2	$22,523	$41	$14,807	$37,373
		¥207	¥2,331,131	¥4,243	¥1,532,525	¥3,868,106

(4)	Consolidated Statements of Cash Flows

(Unit: thousands, except share data)

	Year Ended December 31, 2020		Year Ended December 31, 2019
	$	¥	$	¥
Cash Flows From Operating Activities
Net income	$3,342	¥345,897	$2,194	¥227,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	358	37,054	331	34,258
Stock-based compensation	1,486	153,802	1,415	146,453
Accretion of investment premium, net of amortization of discount	141	14,594	—	—
Write-off of deferred costs and long lived assets	3	311	—	—
Inventory valuation adjustment	164	16,974	710	73,485
Deferred income taxes	78	8,073	(117)	(12,110)
Noncash lease expense	684	70,794	643	66,551
Changes in operating assets and liabilities:
Accounts receivable	(11)	(1,139)	129	13,352
Inventory	(3,017)	(312,260)	(4,551)	(471,029)
Prepaid expenses and other current assets	330	34,155	128	13,248
Other assets	(13)	(1,346)	(11)	(1,139)
Accounts payable	(76)	(7,866)	621	64,274
Accrued expenses	546	56,511	1,231	127,409
Customer deposits	(636)	(65,826)	1,369	141,692
Lease liabilities	(101)	(10,454)	(350)	(36,225)
Other liabilities	(553)	(57,236)	(325)	(33,638)
Net cash provided by operating activities	2,725	282,038	3,417	353,660
Cash Flows From Investing Activities
Purchase of property and equipment	(508)	(52,578)	(316)	(32,706)
Purchase of debt securities	(12,594)	(1,303,479)	(17,737)	(1,835,780)
Proceeds from maturities of debt securities	11,009	1,139,431	—	—
Net cash used in investing activities	(2,093)	(216,626)	(18,053)	(1,868,486)
Cash Flows From Financing Activities
Net proceeds from exercise of stock options	176	18,216	174	18,009
Payment for shares withheld for tax withholdings on vesting of restricted stock units	(115)	(11,903)	(88)	(9,108)
Net cash provided by financing activities	61	6,313	86	8,901
Net increase (decrease) in cash and cash equivalents	693	71,725	(14,550)	(1,505,925)
Cash and cash equivalents at beginning of period	$11,391	¥1,178,969	$25,941	¥2,684,894
Cash and cash equivalents at end of period	12,084	1,250,694	11,391	1,178,969
Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$67	¥6,935	$35	¥3,623
Supplemental Disclosure of Noncash Investing and Financing Information
Property and equipment purchased but not yet paid	$51	¥5,279	$89	¥9,212
Vesting of early exercised options	$45	¥4,658	$67	¥6,935

(5)	Notes to Consolidated Financial Statements

Going Concern

Not applicable.

Basis of Consolidation and Accounting Standards

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated. The functional currency of each of the Company’s subsidiaries is the U.S. dollar. Foreign currency gains or losses are recorded as other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

Segment Information

The Company’s chief operating decision maker, the chief executive officer, reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance on a regular basis. Accordingly, the Company considers itself to be one reportable segment, which is comprised of one operating segment, the designing, marketing and selling of mixed-signal integrated circuits for the security surveillance and automotive markets.

Product revenue from customers is designated based on the geographic region to which the product is delivered. Revenue by geographic region was as follows (in thousands):

	Year Ended
	December 31,
	2020	2019
China	$22,105	$23,533
Taiwan	6,587	4,061
South Korea	4,660	3,414
Japan	610	908
Other	377	111
Total revenue	$34,339	$32,027

Revenue by principal product lines were as follows (in thousands):

	Year Ended
	December 31,
	2020	2019
Security surveillance	$16,104	$21,178
Automotive	18,235	10,849
Total revenue	$34,339	$32,027

Net Income Per Share

The following table presents the calculation of basic and diluted net income per share (amounts in thousands, except per share data):

	Year Ended
	December 31,
	2020	2019
Numerator:
Basic:
Net income	$3,342	$2,194
Diluted:
Net income	3,342	2,194
Denominator:
Basic shares:
Weighted-average shares used in computing basic net income per share	17,587,804	17,283,133
Diluted shares:
Effect of potentially dilutive securities:
Stock awards (1)	341,737	592,838
Weighted-average shares used in computing diluted net income per share	17,929,541	17,875,971
Net income per share:
Basic	$0.19	$0.13
Diluted	$0.19	$0.12
Non-GAAP net income (2) :
Non-GAAP net income	$4,610	$3,461
Basic shares:
Weighted-average shares used in computing basic non-GAAP net income per share	17,587,804	17,283,133
Non-GAAP net income per share:
Non-GAAP Basic	$0.26	$0.20

(1)	Includes vesting of early-exercised options.
(2)	Please refer to “Consolidated Operating Results” under “Financial Results for the Year Ended December 31, 2020 (January 1, 2020 to December 31, 2020)” for further non-GAAP information.